12/11/00                                                        Exhibit 10.37


                          PURCHASE AND SALE AGREEMENT

      THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is made this ___ day of December, 2000 by and between CMC HEARTLAND PARTNERS VII, LLC, a Delaware limited liability company ("Purchaser"), and LONGLEAF ASSOCIATES LIMITED PARTNERSHIP, a North Carolina limited partnership ("Seller").

                                 WITNESSETH:

      WHEREAS, Seller is the owner in fee simple of the vacant lots (together the "Existing Single-Family Lots" or individually an "Existing Single-Family Lot") legally described in Exhibit A attached hereto and made a part hereof, and located in the Town of Southern Pines (the "Town"), in the County of Moore, North Carolina;

      WHEREAS, Seller is also the owner in fee simple of the vacant parcel of real estate (the "Magnolia Drive Parcel") legally described in Exhibit B attached hereto and made a part hereof, located in the Town

      WHEREAS, Seller is also the owner in fee simple of the vacant parcel of real estate (the "Fifteenth Hole Parcel") legally described in Exhibit C attached hereto and made a part hereof, located in the Town;

      WHEREAS, Seller is also the owner in fee simple of the vacant parcel of real estate (the "Meadow Parcel") legally described in Exhibit D attached hereto and made a part hereof, located in the Town;

      WHEREAS, Seller is also the owner in fee simple of the vacant parcel of real estate (the "Area F Parcel") legally described in Exhibit E attached hereto and made a part hereof, located in the Town;

      WHEREAS, Seller is also the owner in fee simple of the vacant parcel of real estate (the "Club Cottages Parcel") legally described in Exhibit F attached hereto and made a part hereof, located in the Town;

      WHEREAS, Seller is also the owner in fee simple of certain vacant parcels of real estate (the "Miscellaneous Parcels") legally described in Exhibit G attached hereto and made a part hereof, located in the Town;

      WHEREAS, the Meadow Parcel, the Area F Parcel and the Club Cottages Parcel are herein together sometimes called the "Tracts" or individually a "Tract";

      WHEREAS, after the Closing, as defined below, the Magnolia Drive Parcel will be subdivided by Purchaser into the Magnolia Drive Parcel Lots;

      WHEREAS,   after  the  Closing,   the  Fifteenth  Hole  Parcel  will  be
subdivided by Purchaser into the Fifteenth Hole Parcel Single-Family Lots;

      WHEREAS, after the Closing, the Meadow Parcel will be subdivided by Purchaser into the Meadow Parcel Lots ;

      WHEREAS, after the Closing, the Area F Parcel will be subdivided by Purchaser into the Area F Parcel Lots ;

      WHEREAS, after the Closing, the Club Cottages Parcel will be subdivided by Purchaser into the Club Cottages Parcel Lots ;

      WHEREAS, the Existing Single-Family Lots, the Magnolia Drive Parcel Lots, and the Fifteenth Hole Parcel Single-Family Lots are herein together sometimes called the "Single-Family Lots" or individually a "Single-Family Lot";

      WHEREAS, the Meadow Parcel Lots, the Area F Parcel Lots and the Club Cottages Parcel Lots are herein together sometimes called the "Tract Lots" or individually a "Tract Lot";

      WHEREAS, the Single-Family Lots and the Tract Lots are herein together sometimes called the "Lots" or individually a "Lot";

      WHEREAS, the Existing Single-Family Lots, the Magnolia Drive Parcel, the Fifteenth Hole Parcel, the Meadow Parcel, the Area F Parcel, the Miscellaneous Parcels, the Club Cottages Parcel and the Sales Center (as defined below) are herein together sometimes called the "Properties" or individually a "Property";

      WHEREAS, the Properties are all part of a planned unit development commonly known as "Longleaf," developed pursuant to a certain Conditional Use Permit Case No. CU-04-88 (the "PUD Approval"), dated June 23, 1988, issued by the Town (the Properties and the other portions of the Longleaf development approved for residential development being herein together called the "Development");

      WHEREAS, the Seller and Purchaser entered into that certain Option, Management and Marketing Agreement ("Option Agreement") with an effective date of September 23, 1998, and Purchaser has not fulfilled certain provisions of that Option Agreement;

      WHEREAS, Seller desires that upon purchase of the Properties Purchaser construct detached single-family residential dwelling units (together
"Detached Units" or individually a "Detached Unit") on the Single-Family Lots, and Purchaser desires to construct Detached Units on the Single-Family Lots;

      WHEREAS, Seller desires that upon purchase of the Properties Purchaser market and sell the Single-Family Lots and the Detached Units to be constructed by Purchaser on the Single-Family Lots, and Purchaser desires to market and sell the Single-Family Lots and the Detached Units to be constructed by Purchaser on the Single-Family Lots;

      WHEREAS, Seller desires that upon purchase of the Properties Purchaser market and sell the Single Family Lots and the Tract Lots and Purchaser desires to market and sell the Single Family Lots and the Tract Lots;

      WHEREAS, Seller desires that upon purchase of the Properties Purchaser construct attached residential dwelling units (together "Tract Units" or individually a "Tract Unit") on the Tract Lots (it being contemplated by Seller and Purchaser that there will be more than one Tract Unit on a Tract
Lot), and Purchaser desires to construct Tract Units on the Tract Lots;

      WHEREAS, Seller desires that upon purchase of the Properties Purchaser market and sell the Tract Lots and the Tract Units to be constructed by Purchaser on the Tract Lots, and Purchaser desires to market and sell the Tract Lots and the Tract Units to be constructed by Purchaser on the Tract Lots;

      WHEREAS, the Detached Units and the Tract Units are herein together sometimes called the "Units" or individually a "Unit";

      WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, all of the Properties upon the terms and conditions hereinafter set forth;

      WHEREAS, upon purchase of the Properties Seller desires that Purchaser assume all management duties with respect to the Development, as hereinafter provided, and Purchaser is willing to assume such management duties, upon the terms and conditions hereinafter set forth;

      NOW THEREFORE, for and in consideration of the mutual terms, covenants, conditions and agreements hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is hereby agreed by and between the parties hereto as follows:

      1. Property to be Purchased: The Property to be purchased is fee simple interest in the Properties subject to the Acceptable Title Exceptions, the Cooper Deed of Trust, and the Assumed Liabilities (as defined below). By separate assignment in the form of Exhibit H attached hereto, Seller shall assign to Purchaser all assignable rights, permits, licenses, approvals and entitlements under the PUD and otherwise. Such assignment will also assign Seller's rights as Declarant under the Declarations and Purchaser will assume Seller's obligations as Declarant (as defined below).

      2. Purchase Price: The Purchase Price for the Property shall be paid by Purchaser to the Seller in the following manner:

            (a) The assumption by Purchaser of certain obligations of Seller or its affiliates regarding the Development and the Properties including, but not limited to, those under the Maples Agreements as defined below, including, but not limited to, payments to Maples Properties, Inc. under the Maples Contract set forth on Exhibit I attached hereto and incorporated herein by reference. Such assumption shall be evidenced by Purchaser's execution and delivery of an Assumption and Indemnity Agreement in the form attached as Exhibit J ("Assumption and Indemnity Agreement (Longleaf)"). The description in this Agreement of the fees due Maples Properties, Inc. under the Maples Contract shall not limit Purchaser's obligations under the Maples Contract and the terms of the Maples Contract shall control.

            (b) The assumption by Purchaser of all obligations of an affiliate of Seller, General Investment & Development Co., a Massachusetts business trust ("GID") or its affiliates regarding the Development and the Properties, including, but not limited to, all those obligations of GID as guarantor of Seller's obligations under the Maples Contract. Such assumption shall be evidenced by Purchaser's execution and delivery of an Assumption and Indemnity Agreement in the form attached as Exhibit K ("Assumption and Indemnity Agreement(GID)"). The description in this Agreement of the fees due Maples Properties, Inc. under the Maples Contract shall not limit Purchaser's obligations under the Maples Contract and the terms of the Maples Contract shall control.

            (c) The assumption by Purchaser of any obligations of Seller under the deed of trust from Seller to the Midland Group recorded in the Moore County, North Carolina Registry of Deeds at Book 447, Page 72, as modified ("Cooper Deed of Trust"). Such assumption shall be evidenced by Purchaser's execution and delivery of the Assumption and Indemnity Agreement (Longleaf).

            (d) The payment by the Purchaser to the Seller of forty-nine percent (49%) of the Net Cash Flow (as defined below) from: (i) the sale of any Property or portion of any Property (including any sales for which agreements to purchase were executed prior to January 1, 2001) or (ii) the sale of all or any portion of a direct or indirect ownership interest in the Purchaser, ((i) and (ii) hereinafter collectively "Sale Property") during the period beginning January 1, 2001 and ending December 31, 2005. The consideration for any Sale Property shall be in cash and shall be in the amount of the fair market value of the Sale Property. If the parties cannot agree on the fair market value of the Sale Property or the appropriate number of Detached Units and/or Single Family Lots or Tract Units allocable thereto to determine the fees due Maples Properties, Inc. under the Maples Contract, the fair market value shall conclusively be determined by the appraisal method described below ("Appraisal"). Any Appraisal shall determine the number of Detached Units and/or Single Family Lots and/or Tract Units that pertain to the Property or ownership interests to be sold and upon such sale the fees due Maples Properties, Inc. under the Maples Contract, i.e., $10,000 per Detached Unit and/or Single Family Lots and/or Tract Units, as applicable, shall thereupon be paid.

            (i) The term Net Cash Flow will be defined as the following determined as of December 31st of any calendar year for that calendar year:

                  A. The net sales price from the sale of all Sale Properties to third parties as shown in the "Amount Due Seller" in the RESPA statement or other similar settlement statements which typically reflects closing costs such as grantor taxes, legal fees, and satisfaction of mortgage financing for the Sale Properties sold in that calendar year LESS the following amounts:

                        I.    Payments   to   Maples   Properties   for   golf
memberships.

                        II. Sales and marketing costs whether capitalized or expensed on the books of Purchaser attributed to the Marketing Program.

                        III. Other costs of Purchaser directly related to construction and project management.

                        IV. Chicago office overhead, primarily consisting of travel expenses, in an amount not to exceed $25,000 per year.

                        V.    Decreases in debt as defined.

                        VI.   Equity contributions by CMC or related entities.

                  B.    The following items shall be added to Net Cash Flow:

                        VII.  Increases in debt as defined.

                        VIII. Withdrawals   by  CMC  for  items  not  directly
related to Longleaf.

                        IX. Other income directly related to operations at Longleaf.

                  C. It is understood and agreed that debt shall be incurred only for expenses directly related to Longleaf and only from unaffiliated third parties.

                  D. The calculation of Net Cash Flow for the calendar year 2005 shall be "trued up" to reflect timing, financing, or other accounting imbalances, with the understanding that the parties intend to effect a final equitable payment to Seller.

                  (ii)  The term Appraisal shall be defined as follows:

                        (A) When the Purchaser desires to sell a Sale Property, it will send Seller written notice of its proposed fair market value therefore and the proposed number of Detached Units and/or Single
Family Lots and/or Tract Units allocable thereto ("Lot Allocation"). Within two (2) days Seller shall notify Purchaser in writing if it accepts the fair market value and Lot Allocation proposed or proposes a different price and allocation.

                        (B) If the parties cannot agree within two (2) days of Seller's proposal of a different fair market value and/or Lot Allocation, the parties shall initiate the following proceeding for the determination of the fair market value of the Sale Property and the Lot Allocation therefor. Purchaser shall appoint a real estate appraiser who is a designated member in good standing of either the Society of Real Estate Appraisers or the Appraisal Institute with at least five (5) years, full-time, multi-family residential appraisal experience for the purpose of establishing fair market value and Lot Allocation in Moore County, North Carolina. The Seller shall, by notice to the Purchaser, appoint a real estate appraiser, with the same minimum qualifications set forth in the preceding sentence, to determine jointly with the Purchaser's appraiser such fair market value and Lot Allocation. If, within two (2) days after the second appraiser has been appointed, the two designated appraisers are unable to agree upon the fair market value of the Sale Property and the Lot Allocation therefor, they shall elect a third appraiser meeting the qualifications stated in this paragraph within two (2) days after expiration of the aforesaid two (2) day period. If the two appraisers are not able to agree upon such third appraiser within the aforesaid two (2) day period, either appraiser may request the office of the American Arbitration Association located nearest to Southern Pines, North Carolina to designate a third appraiser willing so to act and an appraiser so appointed shall, for all purposes, have the same standing and powers as though he had been seasonably appointed by the appraisers first appointed. In the case of the inability or refusal to serve of any person designated as an appraiser, or in case any appraiser for any reason ceases to be such, an appraiser to fill such vacancy, meeting the minimum qualifications stated above, shall be promptly appointed by Seller, the Purchaser, the appraiser first appointed by the Seller, the appraiser first appointed by the Purchaser, or the said office of the American Arbitration Association, as the case may be, whichever made the original appointment, or, if the person who continues to act, or the Seller, or the Purchaser may apply to said office of the American Arbitration Association to fill such vacancy with an appraiser meeting the minimum qualifications stated above, and any appraiser so appointed to fill such vacancy shall have the same standing and powers as though originally appointed. The resulting board of appraisers shall, forthwith upon their appointment, (i) hear the parties to this Agreement and their witnesses, (ii) examine the records relating to the Sale Property, market surveys of the Southern Pines, North Carolina area and such other documents and records as may, in their judgment, be necessary and (iii) determine the fair market value and Lot Allocation of the Sale Property for such purposes.

                        The costs, other than counsel fees, of such appraisal shall be borne equally by the parties. Any determination by a majority of the members of the board of appraisers, shall be final and binding upon the parties, but if a majority of the members of the board of appraisers are unable to agree upon a determination, the determination of such third appraiser shall be binding upon the parties. Upon determining the fair market value and Lot Allocation of the Sale Property, the board of appraisers shall promptly notify the parties in writing of such determination. If any party shall fail to appear at the hearings appointed by the appraisers, the appraisers may act in the absence of such party.

                        The determination of the board of appraisers (or the third appraiser, as appropriate) made in accordance with the foregoing provisions shall be final and binding upon the parties, such determination may be entered as an award in arbitration in a court of competent jurisdiction, and judgment thereon may be entered.

            (e) Payment of the Purchase  Price,  performance  of the covenants of  Purchaser  to  be  performed  after  the  Closing  under  this  Agreement,
Purchaser's performance and payment of amounts due under the Maples Agreements, the Purchaser's performance under the Assumption and Indemnity Agreement (Longleaf) and the Purchaser's performance under the Assumption and Indemnity Agreement (GID) shall be secured by the execution, delivery and recording of a deed of trust from Purchaser to Seller in the form attached as Exhibit L hereto, (hereinafter the Subordinated Deed of Trust). Such Subordinated Deed of Trust shall be subordinated to any third-party arm's length financing placed on the Properties for purposes of constructing residences for sale to third parties in arm's length transactions.

            (f) All of the obligations described in 2(a)-(e) above which are assumed by Purchaser hereunder are hereinafter referred to as "Assumed Liabilities". The Assumed Liabilities are set forth on Exhibit M attached hereto and specifically exclude those liabilities set forth on Exhibit N attached hereto ("Retained Liabilities"). Purchaser shall remain personally and primarily liable for the Assumed Liabilities and performance of the covenants and obligations under this Agreement despite any transfer of all or any portion of the Properties or all or any portion of any ownership interest in Purchaser whether consented to by the Seller or not.

      3.    Conditions Precedent to Purchaser's Performance.

            (a) In addition to any other conditions precedent set forth in this Agreement to the obligations of Purchaser under this Agreement, the parties hereto hereby agree that the obligations of Purchaser under the terms of this Agreement to purchase the Properties are subject to the satisfaction of all of the following conditions precedent as of the Closing Date (hereinafter defined):

                  (i) (A) the following agreements (herein together sometimes called the "Maples Agreements") shall be in full force and effect, and, shall not have been modified, amended or changed in any way that is material and adverse to the rights of Purchaser under this Agreement, or terminated, without the prior written consent or knowledge of Purchaser:

                              (I)   that  certain   Restated   Contract   (the
"Restated Contract"), dated March 23, 1990, between Seller and Maples Properties, Inc., a North Carolina corporation ("Maples"), that certain First Amendment to Restated Contract, dated January 1, 1991, and that certain Second Amendment to Restated Contract dated September 28, 1998 (the Restated Contract, the First Amendment and the Second Amendment, being herein sometimes collectively called the "Maples Contract");

                              (II)  that certain  Declaration  (the "Golf Club
Declaration"), dated March 23, 1990, by and between Seller and Maples, recorded with the Recorder's Office on May 8, 1990 in book 719 at page 30; and

                              (III) that certain  Easement of  Enjoyment  (the
"Easement of Enjoyment"), dated March 23, 1990, between Seller and Maples, recorded with the Recorder's Office on May 8, 1990 in book 719 at page 85; and

                              (IV)  the rules and regulations  (the "Golf Club
Rules"), dated October 22, 1992, of the Club at Longleaf;

                        (B) Seller shall not have received written notice of an event of default under any of the Maples Agreements by Purchaser, and no event shall have occurred which, with the passage of time or the giving of notice or both, would constitute an event of default by Purchaser under any of the Maples Agreements.

                        (C) Purchaser is satisfied that all rights of Seller under the Maples Agreements as defined below shall be available to Purchaser. Purchaser's acceptance of the Deed (as defined below) from Seller shall conclusively evidence such satisfaction.

                  (ii)  The  Properties   shall  be  free  and  clear  of  any
mortgages, deeds of trust, liens or encumbrances other than the Acceptable Title Exceptions, as defined below and the Cooper Deed of Trust.

                  (iii) The Seller shall not be in default under this Agreement.

                  (iv) The other party's representations and warranties contained herein shall be true and correct as of the date of this Agreement and all such representations and warranties shall continue to be true and correct as of the Closing Date.

            (b) In the event that any condition precedent to Purchaser's obligations under this Agreement shall not be timely satisfied on the Closing Date, Purchaser shall give to Seller written notice reasonably describing the condition precedent which shall not have been timely satisfied by Seller in accordance with the terms of this Agreement. Seller shall have thirty (30) days from the receipt of such written notice to satisfy any condition precedent not satisfied. The Closing Date will be extended the period of time necessary to effect such 30-day extension. If, at the end of such thirty (30) day period, Seller shall have failed to satisfy such condition precedent, Purchaser may, at its election, either waive any such unsatisfied condition precedent, or terminate this Agreement; and, in the event Purchaser elects to terminate this Agreement, this Agreement shall become null and void, and the parties hereto shall have no further rights, obligations or liabilities under this Agreement other than the obligations of Seller under subparagraphs 11(a), 18(b), and 19(b) of this Agreement and the obligations of Purchaser under subparagraphs 11(b)and (c), 18(d) and 19(c) of this Agreement.

      4.    Conditions Precedent to Seller's Performance.

            (a) In addition to any other conditions precedent set forth in this Agreement to the obligations of Seller under this Agreement, the parties hereto hereby agree that the obligations of Seller under the terms of this Agreement are subject to the satisfaction of all of the following conditions precedent as of the Closing Date:

                  (i) the Purchaser shall not be in default under this Agreement;

                  (ii) the Purchaser's representations and warranties contained herein shall be true and correct as of the date of this Agreement and all such representations and warranties shall continue to be true and correct as of the Closing Date;

            (b) In the event that any condition precedent to Seller's obligations under this Agreement shall not be timely satisfied in accordance with the terms of this Agreement, Seller shall give to Purchaser written notice reasonably describing the condition precedent which shall not have been timely satisfied by Purchaser in accordance with the terms of this Agreement. Purchaser shall have thirty (30) days from the receipt of such written notice to satisfy any condition precedent not satisfied. If, at the end of such thirty (30) day period, Purchaser shall have failed to satisfy such condition precedent, Seller may, at its election, either waive any such unsatisfied condition precedent, or terminate this Agreement; and, in the event Seller elects to terminate this Agreement, this Agreement shall become null and void, and the parties hereto shall have no further rights, obligations or liabilities under this Agreement other than the obligations of Seller under paragraphs 11(a), 18(b), and 19(b) of this Agreement and the obligations of Purchaser under paragraphs 11(b) and (c), 18(d) and 19(c) of this Agreement.

      5.    Title Insurance at Closing.

            (a) At the Closing, Purchaser shall obtain, at its sole cost and expense, a datedown endorsement ("Datedown Endorsement" to Purchaser's Title Insurance Policy No. 349021069800303(the "Option Policy"), issued by Chicago Title Insurance Company on November 23, 1998, (the "Title Insurer"), in the amount of $7,275,000, covering title to the Properties, showing Purchaser as the insured, showing title to the Properties in Seller subject only to the exceptions to title in the so-called jacket of the Option Policy and Schedule B-II thereto and the title exceptions shown on Exhibit O attached hereto and made a part hereof (together the "Acceptable Title Exceptions");

            (b) If, on the Closing Date, the Title Insurer shall not be prepared to deliver to Purchaser the Datedown Endorsement, then Seller shall have a period of thirty (30) days after the Closing Date to cause Title Insurer or other nationally recognized title insurer to issue the Datedown Endorsement (or its equivalent owner's title policy), and the Closing Date shall be extended for such period; and if, at the end of such 30-day period, the Title Insurer or other nationally recognized title insurer shall not be prepared to issue the Datedown Endorsement, Purchaser shall have the right to terminate this Agreement, in which case the parties hereto shall have no further rights, obligations or liabilities under this Agreement [other than the obligations of Seller under paragraphs 11(a), 18(b) and 19(b) of this Agreement and the obligations of Purchaser under paragraphs 11(b) and (c), and 18(d) and 19(c) of this Agreement].

      6. Conveyance. Seller shall convey the Properties to Purchaser by special warranty deed in the form attached hereto as Exhibit P and made a part hereof, which deed shall contain, inter alia, a grant of an easement of enjoyment in favor of the Properties pursuant to the Easement of Enjoyment with respect to the Golf Course Facilities.

      7.    Due Diligence.

            (a) Purchaser acknowledges that it has been in actual physical possession of the Properties since April 1, 1998 and has been conducting an active construction, marketing and sales program during that period ("Sales Program"). Seller has conducted any and all physical, environmental, market and legal inspections of the Properties and the organization of Longleaf Associates Limited Partnership, the structure and organization of the various homeowner's associations at Longleaf, the Club at Longleaf, the Declarations, and related matters and has found same to be satisfactory.

            (b) Purchaser's Reliance Upon Its Investigations. Except for Seller's representations and warranties expressly herein set forth ("Seller's Warranties"), this sale is made and will be made without representation, covenant, or warranty of any kind (whether expressed, implied, or to the maximum extent permitted by applicable law, statutory) by Seller. As a material part of the consideration of this Agreement, Purchaser agrees to accept the Properties on an "as is" and "where is" basis, with all faults, and without any representation or warranty, all of which Seller hereby disclaims, except Seller's Warranties. Except for Seller's Warranties, no representation or warranty is made by Seller as to fitness for any particular use, merchantability, design, quality, condition, operation or income, compliance with drawings or specifications, absence of defects, absence of hazardous or toxic substances, absences of faults, flooding, or compliance with laws and regulations including, without limitation, those relating to health, safety, and the environment. Except for Seller's Warranties, Purchaser acknowledges that Purchaser has entered into this Agreement after making and relying upon its own investigation of the physical, environmental, economic use, compliance, and legal condition of the Properties, and that except for Seller's Warranties, Purchaser is not relying, and will not later rely, upon any representations and warranties made by Seller or anyone acting or claiming to act, by, through or under or on Seller's behalf concerning the Properties.

      The provisions of this Paragraph 7 shall survive indefinitely any Closing or termination of this Agreement and shall not be merged into any closing documents.

      8.    INTENTIONALLY BLANK

      9. Improvements. All actions as shall be necessary to make sanitary sewer, storm sewer, water, electrical, gas, telephone and cable television systems and facilities available at the boundary of each Property, Single Family Lot, Tract Lot or Tract Unit shall be at the sole cost and expense of Purchaser. The construction of roadways, driveways and all vehicular and pedestrian ways shall be at the sole cost and expense of Purchaser.

      10. Reserve Fund. The parties wish to establish a reserve fund to ensure the payments of sums due under the Maples Contract. This reserve fund shall be established by the parties by creating an escrow account ("Escrow Account") with a mutually acceptable escrow agent ("Escrow Agent"). The Escrow Account will remain in existence until all sums due under the Maples Contract have been paid and will remain in existence after December 31, 2005 if all sums due under the Maples Contract have not been paid. The Escrow Account will be funded as follows.

            (a) In any calendar year in which either all or substantially all of the Area F Parcel or all or substantially all of the Club Cottage Parcel is sold pursuant to this Agreement, any Net Cash Flow in excess of $1,000,000 ("Excess Net Cash Flow") in an amount not to exceed $500,000 will be deposited in the Escrow Account. If the Excess Net Cash Flow for a calendar year is $250,000 or less, than an amount equal to $250,000 will be funded from any Net Cash Flow to the Escrow Account. For example, if Excess Net Cash Flow in any calendar year is $1,120,000, the amount to be deposited in the Escrow Account would be $250,000, $130,000 which is from Net Cash Flow below $1,000,000 and $120,000 of which is Excess Net Cash Flow. of
$120,000). If there is no Excess Net Cash Flow in a calendar year, i.e., Net Cash Flow does not exceed $1,000,000, $250,000 will be funded to the Escrow Account from the Net Cash Flow. The balance of the Net Cash Flow will be distributed 49% to the Seller and 51% to the Purchaser. All Net Cash Flow that exceeds $1,500,000 after the sale of all or substantially all of either the Area F Parcel or all or substantially all of the Club Cottage Parcel will be distributed 49% to the Seller and 51% to the Purchaser. Provisions for distribution of Net Cash Flow in the event that the Area F Parcel and the Club Cottage Parcel are set forth in the next subparagraph 10(b).

            (b) In any calendar year in which all or substantially all of the Area F Parcel and all or substantially all of the Club Cottage Parcel are sold to an arms length buyer, any Net Cash Flow will be distributed in the following manner:

                  (i) If there is no Excess Net Cash Flow in a calendar year, i.e., Net Cash Flow does not exceed $1,000,000, $250,000 will be funded from Net Cash Flow to the Escrow Account. The balance of the Net Cash Flow will be distributed 49% to the Seller and 51% to the Purchaser.

                  (ii) If the Net Cash Flow is more than $1,000,000 but $1,500,000 or less, Excess Net Cash Flow will be funded to the Escrow Account in the manner set forth in subparagraph 10(a) above.

                  (iii) If the Net Cash Flow is more than $1,500,000 but $2,500,000 or less, after distributions and fundings pursuant to subparagraphs 10(b)(i) and (ii) above, Net Cash Flow in excess of $1,500,000 but $2,500,000 or less will be distributed 49% to the Seller and 51% to the Purchaser.

                  (iv) If the Net Cash Flow is more than $2,500,000 but $3,000,000 or less, after distributions and fundings pursuant to subparagraphs 10(b)(i), (ii) and (iii) above, any Net Cash Flow in excess of $2,500,000 ("Extraordinary Excess Net Cash Flow") in an amount not to exceed $500,000 will be deposited in the Escrow Account. If the Extraordinary Excess Net Cash Flow for a calendar year is $250,000 or less, than an amount equal to $250,000 will be funded from Net Cash Flow to the Escrow Account. For example, if Extraordinary Excess Net Cash Flow in any calendar year was
$120,000, the amount to be funded to the Escrow Account would be $130,000 from Net Cash Flow and $120,000 from Extraordinary Excess Net Cash Flow.

                  (v) After distributions pursuant to subparagraph 10(b)(i), (ii) (iii) and (iv) above, any Net Cash Flow in excess of $3,000,000 will be distributed 49% to the Seller and 51% to the Purchaser.

            (d) For purposes of this Paragraph 10, the period from the Closing Date to December 31, 2001 shall be deemed to be one calendar year.

            (e) The Escrow Account shall be held in the name of the Seller and the Purchaser. The parties intend the funds in the Escrow Account will be utilized as follows and for no other reason:

                  (i) Payment when due of all amounts due under the Maples Contract for (A) Detached Units and/or Single Family Lots and/or Tract Unit sales or (B) the purchase of memberships required under Exhibit K of the Maples Contract;

                  (ii) The funds in the Escrow Account will be distributed to Seller in the event of a default under this Agreement, the Assumption and Indemnity Agreement (Longleaf), the Assumption and Indemnity Agreement (GID) or the Subordinated Deed of Trust.

                   (iii)Any sums in the Escrow Account not distributed under this Agreement after the payment of all sums due shall be distributed 49% to the Seller and 51% to the Purchaser.

      11. Indemnifications. The respective parties shall indemnify and hold harmless the other as follows:

            (a) Except for the Assumed Liabilities, Seller agrees to indemnify, defend and hold harmless the Purchaser from and against any and all claims, damages, demands, judgments, orders, decrees, losses, costs, expenses (including consultants' and attorneys' fees and expenses), forfeitures, charges, liabilities, amounts paid in settlement, fines, penalties and other sanctions, of any nature whatsoever, which the Purchaser may suffer or incur by reason of the Retained Liabilities.

            (b) Purchaser agrees to indemnify, defend and hold harmless the Seller, its general partner and limited partners from and against any and all claims, damages, demands, judgments, orders, decrees, losses, costs, expenses (including consultants' and attorneys' fees and expenses), forfeitures, charges, liabilities, amounts paid in settlement, fines, penalties and other sanctions, of any nature whatsoever, which the Seller or any of them may suffer or incur by reason of the Assumed Liabilities. The terms and conditions of the Assumption and Indemnity Agreement (Longleaf) shall be in addition to and not in substitution of this subparagraph 11(b).

            (c) Purchaser agrees to indemnify, defend and hold harmless GID or its affiliates from and against any and all claims, damages, demands, judgments, orders, decrees, losses, costs, expenses, (including consultant's and attorneys' fees and expenses)forfeiture, charges, liabilities, amounts paid in settlement, fines, penalties and other sanctions, of any nature whatsoever, which GID may suffer or incur in connection with the Maples Contract. The terms and conditions of the Assumption and Indemnity Agreement
(GID) shall be in addition to and not, in  substitution  of this  subparagraph
11(c).

            (d) The terms and provisions of this paragraph 11 shall survive the expiration or the earlier termination of this Agreement and delivery of the Deed.

            (e)   Either party's  rights to recover  damages under (a), (b) or
(c) above shall be limited to the recovery of direct and actual damages and shall exclude any right to recover indirect, consequential or incidental damages.

      12. Not a Joint Venture or Partnership. This Assignment is not a joint venture or partnership between Seller and Purchaser. The Subordinated Deed of Trust is intended to secure the Purchaser's obligations under this Agreement and related documents.

      13.   Representations and Warranties of Seller.

            (a) Seller hereby represents and warrants to Purchaser, as of the date of this Agreement and as of the Closing Date, as follows:

                  (i)   The   preambles   to   this   Agreement   are   hereby
incorporated in this Agreement as the representations and warranties of Seller, and are made a part hereof.

                  (ii) (A) Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of North Carolina, with full power to conduct its business as presently conducted and to execute, deliver, and perform the terms and provisions of this Agreement.

                        (B) The sole general partner in Seller is Longleaf Investors Corporation ("General Partner"), a North Carolina corporation. General Partner is duly organized, validly existing and in good standing under the laws of the State of North Carolina.

                        (C) All requisite actions on the part of Seller, General Partner and the limited partners in Seller to authorize the execution, delivery and performance by Seller of this Agreement have been duly and validly taken; and this Agreement was duly executed and delivered by Seller, and constitutes the legal, valid and binding obligation of Seller, and is enforceable in accordance with its terms; and the execution, delivery and performance by Seller of this Agreement do not contravene any provision of existing law or regulation, and do not and will not conflict with or result in any breach of the terms, conditions or provisions of, or constitute a default under, the limited partnership agreement creating Seller, or any resolutions of Seller, or any other agreement binding upon Seller, or any order, writ, injunction, decree or demand of any court or any governmental authority affecting Seller or General Partner; and no further approval, consent, order or authorization of, or designation, registration, declaration or filing with, any governmental authority is required in connection with the valid execution and delivery by Seller of this Agreement or the carrying out by Seller of the transactions contemplated by this Agreement; and except for the approvals, consents and authorizations contemplated herein, all approvals, consents and authorizations required in connection with the valid execution and delivery of this Agreement by Seller or the carrying out by Seller of the transactions contemplated by this Agreement have been obtained by Seller and are in full force and effect; and except for the approvals, consents and authorizations contemplated herein, no further approval, consent or authorization of any other person is required in connection with the valid execution and delivery of this Agreement by Seller or the carrying out by Seller of the transactions contemplated by this Agreement.

                  (iii) Seller has dealt with no broker, finder or other intermediary other than Ralph S. Bowden ("Seller's Broker") in connection with the transactions which are the subject of this Agreement; and there are no, and there will be no, claims by any broker, finder or other person for any commission, compensation or remuneration arising out of, or in any way related to, this Agreement or the conveyance of the Properties other than amounts payable by Seller to Seller's Broker, which amounts shall be the sole and absolute obligations of Seller, and which amounts shall be paid by Seller when due and payable.

                  (iv) To the best of Seller's knowledge, without having made any investigation or inquiry, there is no existing, proposed or contemplated public plan, public project or public work affecting the Development or any part thereof that would materially and adversely affect the use of the Properties contemplated under this Agreement or the zoning of the Properties except the so-called Mill Creek Watershed project, of which Purchaser is aware.

                  (v) To the best of Seller's knowledge, without having made any investigation or inquiry, there is no condemnation proceeding or eminent domain proceeding of any kind pending, proposed or contemplated against the Development or any part thereof.

                  (vi) There is no lease in effect with respect to any of the Properties.

                  (vii) There is no party in possession of any portion of the Properties as lessee, tenant at sufferance or trespasser.

                  (viii) There is no litigation or proceeding, pending or, to the best of Seller's knowledge, contemplated or threatened against or affecting the Properties or any portion thereof or Seller or General Partner that, if adversely determined, would have a material adverse effect on the Properties or any portion thereof or on Seller or General Partner.

                  (ix)  (A)   To the best of Seller's  knowledge,  pursuant to
the terms of the PUD Approval, all of the Properties are zoned to permit the use of the Properties for residential purposes.

                        (B) To the best of Seller's knowledge, each of the Existing Single-Family Lots is zoned for the construction thereon of a detached single-family dwelling unit.

                        (C) Seller has no actual knowledge of any fact, or any action or proceeding, whether pending or threatened, which could result in a modification of the PUD Approval or of the zoning of the Properties or any portion thereof that would materially and adversely interfere with the uses of the Properties contemplated under this Agreement.

                  (x) Except for this Agreement and any documents listed in this Agreement or in any exhibit to this Agreement as being documents to which Seller is a party, the PUD Approval, the matters set forth in the Datedown Endorsement to be delivered pursuant to this Agreement, there is no agreement of any kind whatsoever in effect with respect to any of the Properties which has not been disclosed to or is in the possession of the Purchaser.

                  (xi) No person has (A) any right now or at any time in the future to purchase the Properties or any portion thereof, or (B) any option, exercisable now or at any time in the future, to purchase the Properties or any portion thereof, or (C) any right of first refusal, exercisable now or at any time in the future, to purchase the Properties or any portion thereof.

                  (xii) There is no judgment, writ, injunction, decree or order outstanding with respect to the Properties or any portion thereof or Seller or General Partner.

                  (xiii) Seller has received no written notice of any violation of, and, to the best of Seller's knowledge, Seller has not materially or adversely violated, any applicable federal, state, county, water district, conservation district, municipal utility district, river authority or local statutes, laws, regulations, rules ordinances, codes, licenses or permits, including, without limitation, statutes, laws, regulations, rules, ordinances, codes, licenses or permits regarding health, safety or environmental matters.

                  (xiv) Except for wetlands located on certain portions of the Area F Parcel and except for that certain Red Cockaded Woodpecker Habitat Improvement Cooperative Agreement (the "Woodpecker Agreement"), dated September 15, 1995, between the United States Fish and Wildlife Service and Seller, Seller has no actual knowledge of any material adverse fact relating to the physical condition of the Properties, including, without limitation,
(A)the presence of any above-ground storage tanks or underground storage tanks within the confines of any of the Properties, (B) the presence of wetlands within the confines of any of the Properties or (C) except for materials normally associated with the construction of residential housing, the maintenance and repair of such housing and the normal operation of a golf course, the discharge, disposal, deposit, injection, dumping, spilling, leaking, leaching, placing, presence, pumping, pouring, emitting, emptying, escaping or release on or at any of the Properties of any hazardous material, including, without limitation, radioactive materials, asbestos and asbestos-containing materials (whether or not friable), urea-formaldehyde in any of its forms, polychlorinated biphenyls, oil, used oil, petroleum products and their by-products, lead-based paint, radon, or any substances defined as "hazardous substances", "hazardous materials", "hazardous wastes", "toxic substances", "solid waste", "hazardous chemicals", "hazardous air pollutants", "pollutants", "contaminants", or "toxic chemicals" under any federal, state or local law, ordinance, regulation or rule regarding the environment.

                  (xv) Except for water and sewer impact fees payable to the Town, of which Purchaser acknowledges its knowledge, to the best of Seller's knowledge, without having made any investigation or inquiry, no current or future owner of any of the Properties has any obligation to any governmental agency, utility company, school board, church or other religious body, homeowner, homeowners' association or any other person to make any contribution of money or dedication of land, or to construct, install or maintain any improvements of a public or private nature on or off the Properties; and no governmental authority has imposed any requirement that the owner of all or any part of the Properties pay, directly or indirectly, any special fees or contributions, or incur any expenses or obligations, in connection with any construction on the Properties or any part thereof.

                   (xvi) To the best of Seller's knowledge, without having made any investigation or inquiry, there is no easement, claim of easement, actual or contemplated mechanic's lien or materialmen's lien, or tax or special assessment relating to any of the Properties that is not shown of public record except for potential mechanics' or materialmen's liens in connection with Seller's construction of residential dwellings, which potential liens Seller promptly will cause to be discharged if recorded.

                  (xvii)(A) Sanitary sewer, storm sewer, water, electrical, gas, telephone and cable television systems and facilities are available at the boundary of each of the Existing Single-Family Lots, all of which systems and facilities are operational and in good working order, and all of which systems and facilities are publicly owned; and the owners of such systems and facilities are required by law to provide sanitary sewer, storm sewer, water, electrical, gas, telephone and cable television services to the Units located at any time and from time to time on each of the Existing Single-Family Lots; and all of such systems and facilities have adequate capacity to provide sanitary sewer, storm sewer, water, electrical, gas, telephone and cable television services to the Units located at any time and from time to time on the each of the Existing Lots. Notwithstanding the forgoing, Lots 718 and 719 are served by one sanitary sewer connection from the public right-of-way.

                        (B) Sanitary sewer, storm sewer, water, electrical, gas, telephone and cable television systems and facilities adequate to service not less than two (2) Detached Units on the Magnolia Drive Parcel are available at the boundary of the Magnolia Drive Parcel, all of which systems and facilities are operational and in good working order, and all of which systems and facilities are publicly owned; and the owners of such systems and facilities are required by law to provide sanitary sewer, storm sewer, water, electrical, gas, telephone and cable television services to not less than two
(2) Detached Units located at any time and from time to time on the Magnolia Drive Parcel; and all of such systems and facilities have adequate capacity to provide sanitary sewer, storm sewer, water, electrical, gas, telephone and cable television services to not less than two (2) Detached Units located at any time and from time to time on the Magnolia Drive Parcel.

                        (C) Sanitary sewer, storm sewer, water, electrical, gas, telephone and cable television systems and facilities adequate to service not less than four(4) Units on the Fifteenth Hole Parcel are available at the boundary of the Fifteenth Hole Parcel, all of which systems and facilities are operational and in good working order, and all of which systems and facilities are publicly owned; and the owners of such systems and facilities are required by law to provide sanitary sewer, storm sewer, water, electrical, gas, telephone and cable television services to not less than four (4) Units located at any time and from time to time on the Fifteenth Hole Parcel; and all of such systems and facilities have adequate capacity to provide sanitary sewer, storm sewer, water, electrical, gas, telephone and cable television services to not less than 4 Units located at any time and from time to time on the Fifteenth Hole Parcel.

                        (D) Sanitary sewer, storm sewer, water, electrical, gas, telephone and cable television systems and facilities adequate to service not less than forty-four (44) Units on the Meadow Parcel are available at the boundary of the Meadow Parcel, all of which systems and facilities are operational and in good working order, and all of which systems and facilities are publicly owned; and the owners of such systems and facilities are required by law to provide sanitary sewer, storm sewer, water, electrical, gas, telephone and cable television services to not less than 44 Units located at any time and from time to time on the Meadow Parcel; and all of such systems and facilities have adequate capacity to provide sanitary sewer, storm sewer, water, electrical, gas, telephone and cable television services to not less than 44 Units located at any time and from time to time on the Meadow Parcel.

                        (E) Sanitary sewer, storm sewer, water, electrical, gas, telephone and cable television systems and facilities adequate to service not less than fifty-seven (57) Units on the Area F Parcel are available at the boundary of the Area F Parcel, all of which systems and facilities are operational and in good working order, and all of which systems and facilities are publicly owned; and the owners of such systems and facilities are required by law to provide sanitary sewer, storm sewer, water, electrical, gas, telephone and cable television services to not less than 57 Units located at any time and from time to time on the Area F Parcel; and all of such systems and facilities have adequate capacity to provide sanitary sewer, storm sewer, water, electrical, gas, telephone and cable television services to not less than 57 Units located at any time and from time to time on The Area F Parcel. No site plan approvals for Area F have been issued.

                         (F)  Sanitary sewer, storm sewer, water,  electrical,
gas, telephone and cable television systems and facilities adequate to service not less than forty-two (42) Units on the Club Cottages Parcel are available at the boundary of the Club Cottages Parcel, all of which systems and facilities are operational and in good working order, and all of which systems and facilities are publicly owned; and the owners of such systems and facilities are required by law to provide sanitary sewer, storm sewer, water, electrical, gas, telephone and cable television services to not less than 42 Units located at any time and from time to time on the Club Cottages Parcel; and all of such systems and facilities have adequate capacity to provide sanitary sewer, storm sewer, water, electrical, gas, telephone and cable television services to not less than 42 Units located at any time and from time to time on the Club Cottages Parcel. No site plan approvals for the Club Cottages Parcel have been issued.

                  (xviii) All permits, approvals, authorizations and licenses (herein together called the "Permits") required for the development of the Properties for residential purposes, other than building permits and, in the case of Area F and the Club Cottage Parcel, site plan approvals, have been issued or will be issued by all governmental authorities having jurisdiction over the Properties, and all such existing Permits are in full force and effect, and have not been modified, amended or changed in any manner whatsoever; and there are no defaults under such Permits, nor has any event occurred which, with the passage of time or the giving of notice or both, would constitute a default under such Permits; and all of the existing Permits are issued to, held by, and assignable by Seller; and to the extent required by law to effect the transactions contemplated under this Agreement all of the issuers of the Permits have consented or will consent if required by law to the assignment by Seller to Purchaser of all of Seller's right, title and interest in, to and under the Permits.

                  (xix) No governmental authority or agency having jurisdiction over the Properties has declared or effected any moratorium on
(A) the issuance of permits for the construction of Units on the Properties, or (B) the issuance of certificates of occupancy for Units on the Properties, or (C) the purchase of sewer and/or water taps for Units on the Properties.

                  (xx) To the best of Seller's knowledge, without having made any investigation or inquiry, there are no water wells located on or under any of the Properties other than one well on Magnolia Lot 321.

                  (xxi)  The  Development  is  located   entirely  within  the
boundaries of the Town.

                  (xxii)(A) (I) For purposes of this Agreement, the "Hunter Trail Declaration" shall mean the Longleaf Hunter Trail Declaration of Covenants, Conditions and Restrictions, dated March 11, 1991, made by Seller, recorded with the Recorder's Office on March 19, 1991 in book 767 at page 99; as amended by the First Amendment Longleaf Hunter Trail Declaration of Covenants, Conditions and Restrictions, dated October 23, 1991, made by Seller, recorded with the Recorder's Office on December 9, 1991 in book 806 at page 509; as amended by the Second Amendment Longleaf Hunter Trail Declaration of Covenants, Conditions and Restrictions, dated April 26, 1992, made by Seller, recorded with the Recorder's Office on June 5, 1992 in book 842 at page 26; as amended by the Third Amendment Longleaf Hunter Trail Declaration of Covenants, Conditions and Restrictions, dated April 16, 1993, made by Seller, recorded with the Recorder's Office on April 22, 1993 in book 905 at page 49; and as amended by the Fourth Amendment Longleaf Hunter Trail Declaration of Covenants, Conditions and Restrictions, dated June 1, 1994, made by Seller, recorded with the Recorder's Office on July 15, 1994 in book 1017 at page 25.

                               (II) For  purposes  of  this   Agreement,   the
"Single-Family Declaration" shall mean the Longleaf Single-Family Declaration of Covenants, Conditions and Restrictions, dated March 1, 1991, made by Seller, recorded with the Recorder's Office on March 22, 1991 in book 767 at page 296; as amended by the First Amendment Longleaf Single-Family Declaration of Covenants, Conditions and Restrictions, dated April 16, 1993, made by Seller, recorded with the Recorder's Office on April 22, 1993 in book 905 at page 481; as amended by the Second Amendment to Declaration - Longleaf Single-Family, dated June 1, 1994, made by Seller, recorded with the Recorder's Office on July 15, 1994 in book 1017 at page 22; and as amended by the Third Amendment Longleaf Single-Family Declaration of Covenants, Conditions and Restrictions, dated August 28, 1995, made by Seller, recorded with the Recorder's Office on August 30, 1995 in book 1110 at page 319.

                              (III) For  purposes  of  this   Agreement,   the
"Master Declaration" shall mean the Articles of Incorporation of Longleaf Master Homeowners Association, Inc., dated September 15, 1989, recorded with the Recorder's Office on September 25, 1989 in book 681 at page 514; as amended by Statement of Change of Registered Office or Registered Agent of Longleaf Master Homeowners Association, Inc., dated June 1, 1990, recorded with the Recorder's Office on August 27, 1990 in book 737 at page 443; as amended by Amended and Restated Charter of Longleaf Master Homeowners Association, Inc., dated May 31, 1991, made by Seller, recorded with the Recorder's Office on June 19, 1991 in book 781 at page 339; and as amended by the Third Amendment Longleaf Single-Family Declaration of Covenants, Conditions and Restrictions, dated August 28, 1995, made by Seller, recorded with the Recorder's Office on August 30, 1995 in book 1110 at page 319.

                              (IV)  For  purposes  of  this   Agreement,   the
"Lakeside Villas Declaration" shall mean The Longleaf Lakeside Villas Declaration of Condominium, dated August 31, 1989, made by Seller, recorded in the Recorder's Office on September 27, 1989 in book 681 at page 1; as amended by an Amendment to Declaration of Condominium - Longleaf Lakeside Villas, dated April 19, 1990, made by Seller, recorded in the Recorder's Office on April 26, 1990 in book 716 at page 366; and as amended by Amendment to Declaration of Condominium - Longleaf Lakeside Villas, dated January 29, 1991, made by Seller, recorded in the Recorder's Office on February 14, 1991 in book 762 at page 507; and as amended by Amendment to Declaration of Condominium - Longleaf Lakeside, dated June 7, 1993, made by Seller, recorded in the Recorder's Office on June 9, 1993 in book 917 at page 12; and as amended by Amendment to Declaration of Condominium - Longleaf Lakeside Villas, dated November 19, 1993, made by Seller, recorded in the Recorder's Office on December 2, 1993 in book 961 at page 274; and as amended by Longleaf Lakeside Villas Amended Declaration of Condominium, dated April 14, 1994, made by Seller, recorded in the Recorder's Office on April 29, 1994 in book 998 at page 370; and as amended by Longleaf Lakeside Villas Amended Declaration of Condominium, dated June 22, 1995, made by Seller, recorded in the Recorder's Office on June 22, 1995 in book 1093 at page 425; and as amended by Longleaf Lakeside Villas Amended Declaration of Condominium, dated February 29, 1996, made by Seller, recorded in the Recorder's Office on March 4, 1996 in book 1155 at page 21; and as amended by Longleaf Lakeside Villas Amended Declaration of Condominium, dated March 1, 1996, made by Seller, recorded in the Recorder's Office on March 26, 1996 in book 1160 at page 517; and as amended by Longleaf Lakeside Villas Amended Declaration of Condominium, dated November 15, 1996, made by Seller, recorded in the Recorder's Office on November 26, 1996 in book 1224 at page 416; and as amended by Longleaf Lakeside Villas Amended Declaration of Condominium, dated February 29, 1996, made by Seller, recorded in the Recorder's Office on May 21, 1997 in book 1270 at page 74; and as amended by Longleaf Lakeside Villas Amended Declaration of Condominium, dated August 27, 1997, made by Seller, recorded in the Recorder's Office on August 29, 1997 in book 1299 at page 132.

                              (V)   For  purposes  of  this   Agreement,   the
"Master Declaration By-Laws" shall mean the Restated By-Laws of Longleaf Master Homeowners Association, dated March 1, 1991.

                              (VI)  "Patio Homes 'G'  Declaration"  shall mean
that certain Longleaf Patio Homes "G" Declaration of Covenants, Conditions and Restrictions, dated January 24, 1994, made by Seller, recorded in the Recorder's Office on February 3, 1994 in book 977 at page 318, as amended by the First Amendment to Declaration of Covenants, Conditions and Restrictions of Longleaf Patio Homes 'G,' dated May 31, 1994, made by Seller, recorded in the Recorder's Office on July 15, 1994 in book 1017 at page 20.

                              (VII)  "Magnolia  Park  Declaration"  shall mean
that certain Longleaf Magnolia Park Declaration of Covenants, Conditions and Restrictions, dated January 9, 1995, made by Seller, recorded with the Recorder's Office in book 1059 at page 186, as amended by the First Amendment Longleaf Magnolia Park Declaration of Covenants, Conditions and Restrictions, dated October 1, 1996, made by Seller, recorded with the Recorder's Office in book 1248 at page 328.

                              (VIII) "Club  Cottages  Declaration"  shall mean
that certain Longleaf Club Cottages Declaration of Condominium, dated August 31, 1989, made by Seller, and recorded with the Recorder's Office in book 680 at page 517, as amended by that certain Amendment to Declaration of Condominium - Longleaf Club Cottages, dated February 27, 1990, and recorded in the Recorder's Office in book 707 at page 447.

                              (IX)  The   Hunter   Trail   Declaration,    the
Single-Family Declaration, the Patio Homes 'G' Declaration, the Lakeside Villas Declaration, the Magnolia Park Declaration, the Meadow Villas Declaration, the Club Cottages Declaration and the Master Declaration are herein together sometimes called the "Declarations" or individually a "Declaration".
                              (X)   Meadow Villas  Declaration  of Condominium
dated 9/11/97, Book 1322, Page 381, Unit Ownership Book 13, Pages 1-22; as amended in Book 1489, Page 169, UO Book 13, Pages 41-48; as amended in Book 1550, Page 279, UO Book 13, Pages 52-57; as amended in Book 1581, Page 382, UO Book 13, Pages 58-65; as amended in Book 1614, Page 103, UO Book 13, Pages 66-73; as amended in Book 1667, Page 287, UO Book 13, Pages 80-86; and as amended in Book 1670, Page 13, UO Book 13, Pages 87-94 "Meadow Villa's Declaration.

                        (B) Each of the Declarations is in full force and effect, and has not been modified or amended in any way.

                        (C) The Master Declaration By-Laws are in full force and effect, and have not been modified or amended in any way.

                        (D) Seller is the declarant (the "Declarant") under each of the Declarations, and owns, holds and is entitled to exercise all of the right, title, interest, and privileges of the Declarant under the Declarations.

                        (E) The roadways in the Development that are known as Knoll Road, Steeplechase Way, Steeplechase Court, Paddock Lane, Preakness Court, Belmont Court, Triple Crown Circle, Hunter Trail, Hunter Court and
Magnolia Drive (herein together called the "Dedicated Roadways") are all dedicated public rights-of-way which have been accepted by, and are owned and maintained by, the Town; and Knoll Road has direct access to and from Airport Road and Midland Road, both of which are dedicated public rights-of-way.

                        (F) Pursuant to the terms of the Master Declaration, Longleaf Master Homeowners Association, Inc. (the "Master Association") has the power to directly or indirectly administer and enforce the covenants, conditions, restrictions, charges and liens of the Declarations; and the Master Association is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina.

                        (G) The Master Association is currently exercising all of the rights and duties of the associations (herein together sometimes called the "Individual Associations" or individually an "Individual Association") created by the Hunter Trail Declaration, the Single-Family Declaration, the Patio Homes 'G' Declaration, the Lakeside Villas Declaration, the Magnolia Park Declaration, the Meadow Villas Declaration and the Club Cottages Declaration other than the rights and duties set forth in Exhibit Q attached hereto and made a part hereof.

                        (H) The Declarant currently controls the Master Association and each of the Individual Associations except for the Individual Associations known as Longleaf Lakeside Villas Homeowners Association, Inc. and Longleaf Club Cottage Homeowners Association, Inc. Seller has turned over control of the Longleaf Lakeside Villas Homeowners Association, Inc. and of the Longleaf Club Cottages Homeowners Association, Inc. to the Longleaf Lakeside Villas Homeowners Association, Inc. and the Club Cottage Homeowners Association, Inc., respectively, subject to the provisions of their by-laws and the by-laws of the Master Association.

                        (I) The Declarant will retain control of each of the Individual Associations referenced in the Hunter Trail Declaration, the Patio Homes 'G' Declaration, and the Magnolia Park Declaration until such time as a total of four hundred fifty dwelling units that are subject to any of the Hunter Trail Declaration, the Patio Homes 'G' Declaration and the Magnolia Park Declaration shall have been conveyed to third-party purchasers; and, as of the Closing Date, to the best of Seller's knowledge, the units that are subject to said three Individual Declarations that have been conveyed to third-party purchasers, and the units that are subject to any of said three Individual Declarations that are subject to contracts for sale with third-party purchasers, are as set forth in Exhibit R attached hereto and made a part hereof.

                        (J) The rights of Seller, as Declarant under each of the Declarations, are and will be available to Purchaser to the extent necessary to effect the terms of this Agreement.

                        (K) The assessments and reserves currently payable under the Declarations are set forth on Exhibit S attached hereto and made a part hereof.

                        (L) No assessments and reserves relating to each of the Hunter Trail Declaration, the Patio Homes 'G' Declaration and the Magnolia Park Declaration are held by The Longleaf Hunter Trail Homeowners' Association, Inc.

                        (M) No portions of the common areas created by the Declarations that have been transferred.

                        (N)   All   casualty   insurance,   public   liability
insurance, fidelity insurance and other insurance required to be maintained pursuant to the terms of the Declarations is in full force and effect.

                        (O) The only architectural guidelines and standards that have been adopted pursuant to the Declarations are the Longleaf Architectural Guidelines and Review Procedures for Custom Built Single-Family Homes (the "Single-Family Architectural Guidelines"), dated September, 1990, adopted by the Longleaf Architectural Review Board; which Single-Family Architectural Guidelines were approved by the Master Association; and which Single-Family Architectural Guidelines are in full force and effect, and have not been modified or amended.

                        (P) There are no written rules and regulations governing the day-to-day operation of the Properties other than the rules and regulations contained in the Declarations.

                        (Q) Any portion of any of the Properties can be made subject to any of the Declarations other than the Club Cottages Declaration and the Lakeside Villas Declaration.

                        (R) The definition of "Living Area" in the Patio Homes 'G' Declaration is the same as the definition of "Living Area" that is contained in the Hunter Trail Declaration.

                        (S) No consent, approval, authorization or permission is required from Seller, as Declarant under the Master Declaration, or the Master Association in order to subdivide and plat the Properties.

                        (T) Attached hereto as Exhibit T and made a part hereof is a list of the members of the boards of directors of the Master Association and each of the Individual Associations, together with a list of the officers of each of the Master Association and the Individual Associations.

                        (U)   On  the  Closing   Date,   the  members  of  the
Architectural Review Committee will be the following persons: Mitchell K. Adams, Robert S. Farrington, Jr. and Robert T. Karp. As Declarant, upon Closing, Purchaser shall appoint three (3) new members of the Architectural Review Committee and the current members shall resign.

                        (V)   So   long  as   Seller   controls   the   Master
Association, Seller will have the power to appoint the members of the Architectural Review Committee.

                   (xxiii) Seller is the fee simple owner of the sales center (the "Sales Center") for the Properties, which Sales Center is located near the intersection of Knoll Road and Magnolia Drive in the Development; which Sales Center is subject to no lien or encumbrance of any nature whatsoever other than the Cooper Deed of Trust; which Sales Center is subject to no lease of any kind; and which Sales Center has been used by Purchaser for the purpose of marketing the sale of Lots on the Properties.

                  (xxiv)(A) To the best of Seller's knowledge, Maples is the sole owner in fee simple of all of the following (herein together called the "Golf Course Facilities"):

                              (I)   the  eighteen-hole  golf course located on
the Development and known as "The Club at Longleaf";

                              (II)  the golf course  clubhouse and surrounding
facilities, including, without limitation, the parking areas and practice putting green, located on the Development;

                              (III)  the   driving   range   located   on  the
Development;

                              (IV)  the   tennis   and   swimming   facilities
located on the Development; and

                              (V)   the golf  maintenance  center  located  on
the Development.

                        (B) The use of the Golf Course Facilities, including the use of the Golf Course Facilities by members of The Club at Longleaf (the "Club"), are governed by the Maples Agreements subject to such practices as the parties thereto have orally agreed to.

                        (C) Notwithstanding anything to the contrary contained in the Golf Club Rules, the number of residential lots and condominium units in the Development with respect to which Seller is entitled to grant easements of enjoyment under the Easement of Enjoyment is five hundred nine (509), two-hundred and seventy-four (274) of which easements of enjoyment are available for conveyance to purchasers of Units.

                        (D) (I) Each owner of a Unit who purchases a membership in the Club and remains a member in good standing of the Club under the Golf Club Rules is entitled to a membership in the Club upon payment of the applicable membership fees and dues. The membership fees and dues payable with respect to the Club as of the Closing Date, and the recipient of such fees and dues, are set forth in Exhibit U attached hereto and made a part hereof.

                              (II)  Pursuant to the Restated Contract,  Seller
has contracted with Maples to purchase six hundred eighteen memberships in the Club. Purchaser has, under the terms of this Agreement, assumed the personal obligation to purchase memberships in the Club as required by Seller under the Maples Agreements.

                                    (E)   The  swimming  pool,  bathhouse  and
tennis courts comprising part of the Golf Course Facilities were completed in accordance with the Maples Contract, and the $300,000 letter of credit delivered to Seller by Maples to ensure such completion was returned to Maples.

            (b)   Purchaser    acknowledges    that   Seller   has   made   no
representations and warranties other than the representations contained in this Agreement. All of the representations and warranties made by Seller in this Agreement other than in subparagraphs 13(a) (ii) and (iii) shall be deemed to be remade on the Closing Date and shall survive the Closing for a period of one (1) year. The representations and warranties made in subparagraphs 13(a)(ii) and (iii) shall survive indefinitely. The representation and warranty made in subparagraph 13(a)(xxv) shall survive for twenty-four (24) months after the Closing Date.

            (c) If any of the representations and warranties made by Seller in this Agreement are not materially true as of the date of execution of this Agreement or any time thereafter prior to the Closing Date, such falsity shall constitute a default by Seller under this Agreement, and Seller shall have thirty (30) days from the receipt of written notice thereof to cure such default. If, at the end of such thirty (30) day period, Seller shall have failed to cure such default, Purchaser shall have the right to terminate this Agreement. If Purchaser shall so elect to terminate this Agreement, then the parties hereto shall have no further rights, obligations or liabilities under this Agreement [other than the obligations of Seller under subparagraphs 11(a), 18(b) and 19(b) of this Agreement and the obligations of Purchaser under subparagraphs 11(b) and (c), 18(d) and 19(c) of this Agreement. The obligations of Purchaser under the Assumption and Indemnity Agreement (Longleaf), the Assumption and Indemnity Agreement (GID) and the Subordinated Deed of Trust shall survive termination of this Agreement.

            (d) When a representation or warranty is made "to the actual knowledge of Seller" or "to the best of Seller's knowledge," such term shall mean the current actual knowledge of Mitchell K. Adams, Robert T. Karp or Robert S. Farrington, Jr. There shall be no personal liability arising out of any representation or warranty. To the extent Purchaser knows or has information that any of Seller's representations or warranties are incorrect, inaccurate or untrue, such representation or warranty will be deemed modified to reflect Purchaser's knowledge or information.

            (e) Seller will include a grant of the Easement of Enjoyment in the deed delivered to Purchaser conveying the Properties, and will not cause a termination of its right to grant such Easements of Enjoyment.

                  (xxv) To the best of Seller's knowledge, without having made any investigation or inquiry, the public and privateways and utilities within the Development were constructed in accordance with applicable law.

      14. Representations and Warranties of Purchaser. The parties hereto hereby agree as follows:

            (a) Purchaser hereby represents and warrants to Seller, as of the date of execution of this Agreement and as of the Closing Date, as follows:

                  (i) (A) Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and duly qualified and in good standing under the laws of the State of North Carolina, with full power to conduct its business as presently conducted and to execute, deliver, and perform the terms and provisions of this Agreement.

                        (B) The sole member of Purchaser is CMC Heartland Partners, a Delaware general partnership ("CMC"). CMC is duly organized, validly existing and in good standing under the laws of the State of Delaware.

                        (C) All requisite actions on the part of Purchaser and CMC to authorize the execution, delivery and performance by Purchaser of this Agreement have been duly and validly taken; and this Agreement was duly executed and delivered by Purchaser, and constitutes the legal, valid and binding obligation of Purchaser, and is enforceable in accordance with its terms; and the execution, delivery and performance by Purchaser of this Agreement do not contravene any provision of existing law or regulation, and do not and will not conflict with or result in any breach of the terms, conditions or provisions of, or constitute a default under, the limited liability company agreement creating Purchaser, or any resolutions of Purchaser, or any other agreement binding upon Purchaser, or any order, writ, injunction, decree or demand of any court or any governmental authority affecting Purchaser or CMC; and no further approval, consent, order or authorization of, or designation, registration, declaration or filing with, any governmental authority is required in connection with the valid execution and delivery by Purchaser of this Agreement or the carrying out by Purchaser of the transactions contemplated by this Agreement; and all approvals, consents and authorizations required in connection with the valid execution and delivery of this Agreement by Purchaser or the carrying out by Purchaser of the transactions contemplated by this Agreement have been obtained by Purchaser and are in full force and effect; and no further approval, consent or authorization of any other person is required in connection with the valid execution and delivery of this Agreement by Purchaser or the carrying out by Purchaser of the transactions contemplated by this Agreement.

                  (ii) Purchaser has dealt with no broker, finder or other intermediary in connection with the transactions which are the subject of this Agreement other than Seller's Broker; and there are no, and there will be no, claims by any broker, finder or other person against Purchaser for any commission, compensation or remuneration arising out of, or in any way related to, this Agreement or the conveyance of the Properties.

                  (iii) Purchaser has received a copy of, and has reviewed, each of (A) that certain Property Report, dated May 2, 1997, prepared by Seller with respect to the Development, and (B) the Woodpecker Agreement.

                  (iv) Purchaser has received copies of all documents pertaining to the Seller, the Development, the Properties, the Declarations and the various homeowner's associations referenced in this Agreement. Purchaser also acknowledges it has had access to all files of Seller located at the Sales Center on the Properties since April 1, 1998.

            (b) Seller acknowledges that Purchaser has made no representations and warranties other than the representations contained in this Agreement. All of the representations and warranties made by Purchaser in this Agreement shall be deemed to be remade on the Closing Date and shall survive the Closing.

            (c) If any of the representations and warranties made by Purchaser in this Agreement are not true as of the date of execution of this Agreement or any time thereafter prior to the Closing Date, such falsity shall constitute a default by Purchaser under this Agreement, and Purchaser shall have thirty (30) days from the receipt of written notice thereof to cure such default. If, at the end of such thirty (30) day period, Purchaser shall failed to cure such default, Seller shall have the right to terminate this Agreement. If Seller shall so elect to terminate this Agreement, then the parties hereto shall have no further rights, obligations or liabilities under this Agreement [other than the obligations of Seller under paragraphs 11(a), 18(b), and 19(b) of this Agreement and the obligations of Purchaser under paragraphs 11(b) and (c), 18(d) and 19(c) of this Agreement]. The obligations of Purchaser under the Assumption and Indemnity Agreement(Longleaf), the Assumption and Indemnity Agreement (GID) and the Subordinated Deed of Trust shall survive termination of this Agreement.

      15. Covenants of Purchaser; Until all of the Assumed Liabilities have been satisfied, and the satisfaction of the Subordinated Deed of Trust, Purchaser covenants to do the following:

                  (a) As controller of the Architectural Review Board as Declarant, cause the Detached Units, if any, that may be built by Purchaser on Single-Family Lots to be constructed in conformance with the Single-Family Architectural Guidelines;

                  (b) Comply with the applicable registration requirements with respect to the sale by Purchaser of Units and/or Lots under federal law, and comply with the applicable registration requirements under the laws of all states in which Purchaser is offering Units and/or Lots for sale

                  (c) Comply with all applicable federal and state laws regarding the solicitation of purchasers for Units, including, without limitation, all applicable federal and state laws regarding advertising;

                  (d) Manage, or cause to be managed, the twelve (12) existing condominium units governed by the Club Cottages Declaration;

                  (e) Maintain, with funds collected pursuant to the Declarations, the common areas, if any, of the Master Association and of the Individual Associations provided that any amounts in excess of those collected pursuant to the Declarations that are required to maintain such common areas shall be the sole responsibility of, and shall be promptly paid to Purchaser by, Seller; further provided, that Seller shall pay to Purchaser a fee for such service in an amount to be agreed upon by Seller and Purchaser by December 1, 1998;

                   (f) Conduct the administrative services of the Master Association and Individual Associations, including but not limited to setting budgets and collecting fees and dues, all as set forth on Exhibit V, Schedule of Administrative Services, attached hereto and made a part hereof;

                  (g)   At the end of each calendar  year provide  Seller with
copies of Sales Agreements, evidence of compliance with laws referenced in Paragraph 15(b) and of the RESPA statements provided to Third-Party Purchasers in connection with the closings of any portions of the Properties;

                  (h) Continue to be a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and duly qualified and in good standing under the laws of the State of North Carolina, with full power to conduct its business as presently conducted, the controlling member of which shall be CMC Heartland Partners, a Delaware general partnership;

                  (i) Pay the real estate taxes payable with respect to the Properties;

                  (j) maintain general liability insurance, in a reasonable amount, with respect to the improvements constructed on the Properties (so long as the portions of the Properties on which such improvements are located shall be owned by Seller), and name Seller as an additional insured under the insurance policy providing such general liability insurance;

                  (k) maintain automobile liability insurance, in reasonable amounts, with respect to such of the Properties as are owned by Seller, and name Seller as an additional insured under the insurance policy providing such automobile liability insurance;

                  (l) maintain workmen's compensation insurance, in the statutorily-required amount, with respect to such of the Properties as are owned by Seller;

                  (m) cause any broker conducting sales of the Properties to keep its North Carolina real estate broker's license in full force and effect;

                  (n) cause each such person who shall be acting as a general contractor for Purchaser with respect to the construction of improvements on the Properties to keep its North Carolina general contractor's license in full force and effect;

                  (o) cause the Tract Units, if any, constructed by Purchaser on the Meadow Parcel to be of generally the same exterior architectural design, and the same general quality in terms of materials and labor, as the Tract Units already constructed by Seller and Purchaser on abutting land.

                  (p) cause the Tract Units, if any, constructed by Purchaser on any Property other than the Meadow Parcel or the Club Cottages Parcel to have the same general quality in terms of materials and labor as, other units in the Development;

                  (q)   comply   with  the  terms  and   conditions   of  this
Agreement; and

                  (r) pay all sums due to Seller and Maples pursuant to the terms of this Agreement.

                  (s) For the period from the date of this Agreement to December 31, 2005, conduct the Marketing Program in a fashion and with the same level of personnel and expenditures which is described on Exhibit W, attached hereto.

In addition to any other right of Seller in this Agreement at law or equity, if Purchaser shall default in any of its covenants or obligations set forth in this paragraph 15, and such default shall continue for a period of thirty
(30)  days  after  receipt  by  Purchaser  of a  written  notice  from  Seller reasonably describing such default (of if such default is of a non-monetary nature and cannot be cured within said 30-day period, but Purchaser has commenced to cure such default and diligently prosecutes such cure to completion, such additional time as shall be reasonably necessary to cure such default), Seller may, at its election, do any of the following:
(A)exercise Seller's rights as Seller may then be entitled to exercise under the provisions of this Agreement, (ii) enforce specific performance of this Agreement against Purchaser (iii) exercise Seller's rights under the
Assumption and Indemnity Agreement (Longleaf) and Assumption and Indemnity Agreement (GID) (iv) exercise Seller's rights under the Subordinated Deed of Trust or (v) exercise any other remedy available at law or equity and (B) in any event, recover damages from Purchaser for Purchaser's failure to comply with the covenants and obligations set forth in this paragraph 15 (including, without limitation, attorneys' fees and expenses). Notwithstanding anything to the contrary contained in this Agreement, in the event of such default, Seller's recovery of damages shall be limited to direct and actual damages, and shall exclude any right to recover indirect, consequential or incidental damages.

            In addition to any other right or obligations of the parties that survive a termination of this Agreement, the covenants of Purchaser under paragraph 15 of this Agreement shall survive.

      16. Default By Purchaser under this Agreement. In the event of a default by Purchaser of any of its obligations under this Agreement, Seller shall give to Purchaser written notice reasonably describing the default. Seller shall have thirty (30) days from the receipt of such written notice to cure such default. If, at the end of such thirty (30)-day period, Seller shall have failed to cure such default, Purchaser may, at its election, do any one or more of the following. (i) enforce specific performance of this Agreement against Seller, (ii) exercise Seller's rights and Purchaser's obligations under the Assumption and Indemnity Agreement (Longleaf), the Assumption and Indemnity Agreement (GID), and the Subordinated Deed of Trust and/or (iii) exercise any other remedy available at law or equity and in any event recover damages from Seller for Seller's failure to comply with its obligations under this Agreement, and Purchaser's obligations under the Assumption and Indemnity Agreement (Longleaf), the Assumption and Indemnity Agreement (GID) and the Subordinated Deed of Trust (including, without limitation, attorneys' fees and expenses). Notwithstanding anything to the contrary contained in this Agreement, Seller's recovery of damages under this paragraph 16 shall be limited to direct and actual damages, and shall exclude any right to recover indirect, consequential or incidental damages. A default under this Agreement, the Assumption and Indemnity Agreement (Longleaf) or the Assumption and Indemnity Agreement (GID) shall constitute a default under the Subordinated Deed of Trust.

      17.   Closing.    The parties hereto hereby agree as follows:

            (a) Closing Date. The closing (the "Closing") of this Agreement shall take place on December 12, 2000 (the "Closing Date") at the offices of Robbins May & Rich, 120 Applecross Road, Pinehurst, North Carolina 28374, or at such other time and place as the parties hereto shall agree in writing.

            (b) Seller's Documents. At the Closing, and as a condition precedent to Purchaser's obligations under this Agreement, Seller, in addition to delivering all other items required under this Agreement to be delivered by Seller, shall deliver to Purchaser the following documents:

                  (i) documents, in form and substance reasonably acceptable to Purchaser and Seller, (A) authorizing the execution and delivery by Seller of this Agreement and of the documents required to be executed and delivered by Seller pursuant to this Agreement, and (B) evidencing the authority of the persons signing this Agreement and the documents to be executed and delivered by Seller pursuant to this Agreement; and

                  (ii) an  executed  Permit  Assignment  in the form  attached hereto as Exhibit H, which contains an assignment of all of the right, title and interest of Seller in, to and under all agreements with, and all Permits issued by, all governmental authorities having jurisdiction over the Properties,

                  (iii) such other documents, instruments, certifications, confirmations, ALTA statements, gap undertakings and assignments as may be reasonably required to fully effect and consummate the transactions contemplated by this Agreement.

                  (iv) A certificate from the Secretary of the State of North Carolina stating that the Partnership was organized and, if available for limited partnerships, that the Partnership is in good standing in the State of North Carolina.

                  (v) An affidavit stating, under penalty of perjury, such Seller's U. S. taxpayer identification number and that such Seller is not a foreign person within the meaning of Section 1445 of the Internal Revenue Code.

            (c) Purchaser's Documents. At the Closing, and as a condition precedent to Seller's obligations under this Agreement, Purchaser, in addition to delivering all other items required under this Agreement to be delivered by Purchaser, shall deliver to Seller documents, in form and substance reasonably acceptable to Purchaser and Seller,
                  (i) authorizing the execution and delivery by Purchaser of this Agreement and of the documents required to be executed and delivered by Purchaser pursuant to this Agreement,

                  (ii) executed counterpart of the Permit Assignment,

                  (iii) such other documents, instruments, certifications, confirmations, ALTA statements, gap undertakings and assignments as may be reasonably required to fully effect and consummate the transactions contemplated by this Agreement.

                  (iv)  executed,    Assumption   and   Indemnity    Agreement
(Longleaf).

                  (v)   executed Assumption and Indemnity (GID).

                  (vi)  executed Subordinated Deed of Trust.

             (d) Escrow Closing. The closing and consummation of the transaction contemplated by this Agreement shall be effected through an escrow (the "Closing Escrow") with the Title Insurer, pursuant to which the Title Insurer shall act as the escrowee ("Escrowee"). Delivery of the other closing documents shall be made through the Closing Escrow. Each party shall have the right to review and approve all documents prior to their deposit into the Closing Escrow except for those documents attached to this Agreement or previously agreed to in writing. In the event of conflict between the terms of this Agreement and the Closing Escrow, the terms of this Agreement shall control as between the parties hereto.

            (e)   Transfer Taxes.   Seller shall pay transfer  taxes,  if any,
with respect to the Properties.

            (f)   Other   Documents.   The  parties  hereto  hereby  agree  to
deliver to each other such additional documents as may be necessary to in order to close the transactions contemplated in this Agreement.

            (g) Waiver. Either party, at its option, may waive, in whole or in part, any unsatisfied condition precedent to its obligations under this Agreement, or may elect to extend the time within which any such unfulfilled condition precedent may be satisfied.

      18.   Broker's Commissions and Fees.

            (a) For purposes of this Agreement, the term "Purchaser Group" shall mean collectively Purchaser, Heartland Technology, Inc., a Delaware corporation ("HTI"), Heartland Partners, L.P., a Delaware limited partnership ("HPLP"), CMC Heartland Partners, a Delaware general partnership ("CMC"), and all of the shareholders, partners, unit owners, directors, officers, affiliates, agents, employees, representatives, contractors, attorneys, successors and assigns of each of Purchaser, HTI, HPLP and CMC.

            (b)   Seller,  on its own behalf  and on behalf of its  successors and assigns, hereby agrees to indemnify, defend and hold harmless the Purchaser Group and each of them from and against any and all claims, demands, causes of action, damages, fines, costs, forfeitures, amounts paid in settlement, judgments, expenses (including reasonable attorneys' fees and expenses), charges, liabilities, penalties, and losses of any nature whatsoever which the Purchaser Group or any of them may suffer or incur by reason of, or in connection with, all claims for brokerage commissions, fees or other compensation by all brokers (including, without limitation, the Seller's Broker), finders or intermediaries with whom Seller, but not Purchaser, has dealt in connection with the transactions contemplated by this Agreement.

            (c)   For  purposes of this  Agreement,  the term  "Seller  Group"
shall mean collectively Seller, General Partner, General Investment & Development Co. ("GID") and all of the shareholders, partners, directors, officers, trustees, affiliates, agents, employees, representatives, contractors, attorneys, successors and assigns of each of Seller, General Partner and GID.

            (d)    Purchaser,   on  its  own  behalf  and  on  behalf  of  its
successors and assigns, hereby agrees to indemnify, defend and hold harmless the Seller Group and each of them from and against any and all claims, demands, causes of action, damages, fines, costs, forfeitures, amounts paid in settlement, judgments, expenses (including reasonable attorneys' fees and expenses), charges, liabilities, penalties, and losses of any nature whatsoever which the Seller Group or any of them may suffer or incur by reason of, or in connection with, all claims for brokerage commissions, fees or other compensation by all brokers, finders or intermediaries with whom Purchaser has dealt in connection with the transactions contemplated by this Agreement excluding fees payable to Seller's Broker.

            (e) The obligations set forth in this paragraph 18 shall survive the Closing or earlier termination of this Agreement.

      19.   Environmental Matters.

             (a) For purposes of this Agreement, the following terms shall have the following meanings:

                  (i)   The term "Environmental  Laws" shall mean all federal,
state and local laws, ordinances, permits and regulations, and any common laws, regarding health, safety, radioactive materials or the environment
[including,  without  limitation,  the  Clean  Air Act (42  U.S.C.   7401 et
seq.)("CAA"),  the Clean  Water Act (33 U.S.C.   1251 et  seq.)("CWA"),  the
Resource Conservation and Recovery Act (42 U.S.C. 6901 et seq.)("RCRA"), the Comprehensive Environmental Response, Compensation, and Liability Act (42
U.S.C.   9601 et  seq.)("CERCLA"),  the  Emergency  Planning  and  Community
Right-to-Know  Act (42 U.S.C.   11001 et  seq.)("EPCRA"),  the Safe Drinking
Water Act (42 U.S.C. 300f et seq.)("SDWA"), the Toxic Substances Control Act (15 U.S.C. 2601 et seq.)("TSCA"), the Endangered Species Act of 1973 (16 U.S.C. 1531 et seq.)("ESA"), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. 136 et seq.)("FIFRA"), the Occupational Safety and Health Act (29 U.S.C. 651 et seq.)("OSHA")], each as amended, and all regulations promulgated thereunder, all guidances and directives issued with respect thereto, and all policies adopted by authority thereunder.

                  (ii) The term "Release" shall mean the discharge, disposal, deposit, injection, dumping, spilling, leaking, leaching, placing, presence, pumping, pouring, emitting, emptying, escaping, or other release of any Hazardous Material.

                  (iii) The term "Hazardous Material" shall mean (A) any radioactive material; (B) any substance or material the transportation, storage, treatment, handling, use, removal or Release of which is subject to any Environmental Law; or (C) any substance or material for which standards of conduct are imposed under any Environmental Law. Without limiting the generality of the foregoing, "Hazardous Materials" shall include asbestos and asbestos-containing materials (whether or not friable); urea-formaldehyde in any of its forms; polychlorinated biphenyls; oil; used oil; petroleum products and their by-products; lead-based paint; radon; and any substances defined as "hazardous substances", "hazardous materials", "hazardous waste", "toxic substances", "solid waste" "hazardous chemicals", "hazardous air pollutants", "pollutants", "contaminants", "toxic chemicals" or any other formulations  intended  to define,  list or classify  substances  by reason of deleterious properties such as ignitability, corrosovity, reactivity, carcinogenicity, toxicity, reproductive toxicity, "TLP toxicity" or "EP toxicity" or words of similar import under any of the CAA, CWA, RCRA, CERCLA, EPCRA, SDWA, TSCA, OSHA or other Environmental Laws. The term "Hazardous Material" shall exclude any materials normally found on, or used in, the operation of a residential community or the Golf Course Facilities.

                  (iv) The term "Environmental Matter" shall mean any of the following: (A) any Release on or at any of the Properties; (B) the migration of any Hazardous Material onto or from any of the Properties; (C) the environmental, health, or safety aspects of the transportation, storage, treatment, handling, use or Release, whether any of the foregoing occurs on or off any of the Properties, of any Hazardous Material in connection with the operation or past operation of any of the Properties; (D) the violation, or alleged violation, with respect to any of the Properties of any
Environmental Law, order, permit or license of or from any governmental authority, agency or court relating to environmental, health or safety matters; and (E) the presence of any above-ground storage tanks or any underground storage tanks within the confines of any of the Properties.

            (b) Effective as of the Closing, Seller, on its own behalf and on behalf of its successors and assigns, hereby agrees to indemnify, defend and hold harmless the Purchaser from and against any and all claims, damages, fines, costs, forfeitures, amounts paid in settlement, judgments, expenses (including attorneys' fees and expenses), charges, liabilities, penalties, and losses of any nature whatsoever, now existing or hereafter arising, which the Purchaser may suffer or incur by reason of, or in connection with, any Environmental Matter that occurred prior to, or was in existence at time of April 1, 1998, and was not caused by Purchaser or its employees, contractors or agents, or that was subsequently caused by the Seller Group or any of them.

             (c) Effective as of the Closing, Purchaser, on its own behalf and on behalf of its successors and assigns, hereby agrees to indemnify, defend and hold harmless the Seller from and against any and all claims, damages, fines, costs, forfeitures, amounts paid in settlement, judgments, expenses (including attorneys' fees and expenses), charges, liabilities, penalties, and losses of any nature whatsoever, now existing or hereafter arising, which the Seller or any of them may suffer or incur by reason of, or in connection with, any Environmental Matter relating to any Property that was caused by Purchaser or its employees, contractors or agents.

            (d) Seller hereby acknowledges and agrees that the provisions contained in subparagraph 19(b) of this Agreement were essential components of the consideration for the agreement of Purchaser to enter into this Agreement.

            (e) Purchaser hereby acknowledges and agrees that the provisions contained in subparagraph 19(c) of this Agreement were essential components of the consideration for the agreement of Seller to enter into this Agreement.

            (f) The terms and provisions of this paragraph 19 shall survive the Closing and shall not be merged into the Deed for the Properties to be delivered by Seller to Purchaser pursuant to the terms of this Agreement.

      20. Confidentiality. Prior to Closing, the existence of this Agreement, the transactions contemplated hereby and all other information, other than matters of public record or matters generally known to be public, furnished to, or obtained through inspection or operation of the Properties by Purchaser, its affiliates, lenders, clients, employees, attorneys, accountants and other professionals or agents related to the Properties, will be treated by Purchaser, its affiliates, lenders, employees and agents as confidential, and will not be disclosed to anyone other than on a need to know basis who are instructed as to the obligation to maintain the confidentiality of such information. The confidentiality provisions of this Paragraph 20 shall not apply to any disclosures made by Purchaser as required by law, by court order, or in connection with any subpoena served upon Purchaser.

      21.   Prorations

            (a) As applicable, general real estate taxes, assessments, homeowner's association dues, condominium association dues, condominium fees, utility payments and other items that are customarily prorated shall be prorated with respect to the Properties at the Closing. In the event that final bills (including but not limited to real estate tax bills) are not available or cannot be issued prior to Closing for any item being prorated then Purchaser and Seller agree to allocate such items on a fair and equitable basis as soon as such bills are available, final adjustment to be made as soon as reasonably possible after the Closing, but in no event later than three hundred sixty-five (365) days after Closing. Payments in connection with final adjustment shall be due within thirty (30) days of written notice.

            (b) All prorations are final unless otherwise indicated in this Agreement.

            (c) If the amount of the current real estate taxes and assessments for the Properties is not ascertainable at the time of closing, said taxes and assessments shall be prorated on the basis of the most recent ascertainable real estate taxes and assessments, and the parties shall reprorate the taxes and assessments when the actual bills therefor shall be issued; provided, however, that if any Property is not assessed as a separate parcel for tax purposes, then (a) taxes and assessments attributable to Property shall be based upon an amount equal to the most recent ascertainable taxes and assessments for the tax parcel of which such Property is a part multiplied by a fraction the denominator of which shall be the total number of square feet in the tax parcel of which such Exercised Lot is a part and the numerator of which shall be the number of square feet in such Property, and (b) said taxes and assessments shall be reprorated when the actual separate bills for such Property shall be issued.

            (d) If, at the time of Closing, the Property is not being treated as a separate tax parcel, then, within thirty days after Closing, the parties shall file the necessary petitions and applications to have the Property assessed as a separate tax parcel.

            (e) The obligations set forth in this subparagraph (E) shall survive the Closing.

      22. Other Documents. The parties hereto hereby agree to deliver to each other or to third parties such additional documents as may be reasonably necessary to in order to effectuate the transactions contemplated under this Agreement.

      23. Possession. At the Closing, Seller shall deliver to Purchaser possession of the Properties.

      24.   INTENTIONALLY BLANK.

      25.   Condemnation.     The parties hereto hereby agree as follows:

            (a) If, prior to the Closing, any portion of the Properties are taken by condemnation or eminent domain proceedings, or condemnation or eminent domain proceedings are commenced to take any portion of the Properties, then Seller shall give immediate notice to Purchaser prior to the Closing of such taking or commencement of proceedings, as the case may be, and Purchaser shall have thirty days after receipt of notice from Seller of such taking or commencement of such proceedings to elect in writing to terminate Purchaser's obligation to purchase the Property subject to such condemnation. In the event that said 30-day election period shall extend beyond the Closing Date, the Closing Date shall be automatically extended to the last day of such 30-day period.

            (b)   In the event  Purchaser  shall timely elect to terminate its obligations in accordance with the preceding subparagraph 25(a), Purchaser and Seller shall have no further rights, obligations or liabilities to each other with respect to such Property
[other than the obligations of Seller under subparagraphs 11(a), 18(b), 19(b) and 20(b) of this Agreement and the obligations of Purchaser under subparagraphs 11(b) and (c), 12(b), 18(d) and 19(c) of this Agreement. The Assumption and Indemnity Agreement (Longleaf), the Assumption and Indemnity Agreement (GID) and the Subordinated Deed of Trust shall survive termination of this Agreement.

            (c) In the event that Purchaser shall not timely elect to terminate its obligations in accordance with subparagraph 25(a) above, then Purchaser shall be deemed to have waived its right to terminate said obligations by reason of such taking or commencement of taking proceedings, and the parties shall proceed to close the conveyance of the affected Property; and, at the Closing, (a) the awards or other proceeds, if any, actually received by Seller for any such taking shall be paid to Purchaser, and (ii) Seller shall assign to Purchaser all of Seller's right, title and interest in and to any proceeds of awards not yet received by Seller and to all future awards by reason of such taking.

      26. Assignment of Agreement; Sale or Assignment of Properties. Without the consent of Seller, Purchaser may not sell, assign, transfer, or convey its rights under this Agreement or all or a portion of the Properties nor may direct or indirect interests in Purchaser be sold, assigned, transferred or conveyed, except to a third party Purchaser for the fair market value thereof for cash. Any sale, assignment, transfer or conveyance by Purchaser of its rights under this Agreement or the Properties or interests in the Purchaser in violation of the foregoing sentence shall be void, and shall be a material breach of this Agreement and a material event of default under the Subordinated Deed of Trust, and such assignee shall acquire no rights hereunder. The provisions of this paragraph 26 shall survive the Closing.

      27. Survival of Paragraphs. Paragraphs 2, 7, 9, 10, 11, 12, 14, 15, 16, 19, 20, 21, 22, and 26 through 29 shall survive the Closing Date and delivery of the Deed. Paragraphs 2, 7, 9, 10, 11, 12, 16, 18, 19, 20, 26, 28
through 32 and 34 through 39 shall survive termination of this Agreement.

      28. Notices. Any notice, demand, request, election or other communication required or permitted to be given under this Agreement shall be in writing, and shall be given (and shall be deemed to have been given by)
(a) the deposit of same in the United States mail, postage prepaid, registered or certified, with return receipt requested, or (b) the delivery of same in person to the intended recipient or to his agent, or (c) the deposit of same into the custody of a nationally-recognized overnight delivery service such as Federal Express Corporation, Airborne Express, Emery, or Purolator, or (d) the sending of same by facsimile, telegram or telex, evidenced by a confirmed receipt; in each case properly addressed as follows:


      In the case of notices directed to Purchasers:

            CMC Heartland Partners VII, LLC
            c/o CMC Heartland Partners
            330 North Jefferson Court
            Suite 305
            Chicago, Illinois 60661
            Attention: Lawrence S. Adelson, General Counsel
            Telephone No.: 312/575-0400 -
            Fax No.: 312/575-0605

      With a copy directed to:

            CMC Heartland Partners VII, LLC
            c/o CMC Heartland Partners
            330 North Jefferson Court
            Suite 305
            Chicago, Illinois 60661
            Attention:   Richard P. Brandstatter, Vice President
            Telephone No.: 312/575-0400 -
            Fax No.: 312/575-0605

      In the case of notices directed to Seller:

            Longleaf Associates Limited Partnership
            c/o General Investment & Development Co.
            Suite 2000
            600 Atlantic Avenue
            Boston, MA 02210
            Attention: Robert T. Karp
            Telephone No.: 617/973-9680, X202
            Fax No.: 617/367-3417

      With a copy directed to:

            General Investment & Development Co.
            Suite 2000
            600 Atlantic Avenue
            Boston, MA 02210
            Attention: Robert S. Farrington, Jr.
            Telephone No.: 617/973-9680 X209
            Fax No.: 617/367-3417

Each such notice, demand, request, election or other communication shall be deemed to have been given to the intended recipient upon the deposit or delivery of same in the manner provided above. Any party hereto may change its address for the service of notice hereunder by delivering written notice of said change to the other parties hereunder, in the manner specified above, ten (10) days prior to the effective date of said change.

      29. Automatic Extensions. If the day on which any action must be taken under the terms of this Agreement or on which any period expires shall be a Saturday, Sunday or legal holiday, such action shall be due or such period shall expire on the next regular business day.

      30.   Headings.   The paragraph  headings or captions  appearing in this
Agreement are for convenience only, are not part of this Agreement, and are not to be considered in interpreting this Agreement.

      31. Entire Contract; Modification. This Agreement constitutes the entire and complete agreement between the parties hereto. The parties hereto expressly agree that there are no verbal understandings or agreements which in any way change the terms, covenants, and conditions herein set forth. No modification of this Agreement, and no waiver of any of the terms and conditions of this Agreement, shall be effective unless made in writing and duly executed by the parties hereto

      32. Binding Effect. All covenants, agreements, warranties, representations and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

      33. Form of Offer. Delivery of an unexecuted copy of this Agreement by Purchaser shall not constitute an offer by Purchaser, and Seller acknowledges that this Agreement shall not be deemed to be a binding contract unless and until it is fully executed by Purchaser and Seller.

      34.   Time.  Time  is  of  the  essence  of  this   Agreement   and  the
performance of the terms and conditions hereof.

      35. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which taken together shall be deemed to constitute one and the same instrument.

      36.   Interpretation.   The  provisions of this  Agreement  shall not be
construed against or in favor of either party on the basis of which party drafted this Agreement.

      37.   Miscellaneous.    All  days  are  calendar   days.  Any  reference
herein to "Recorder's Office" shall mean the Moore County, North Carolina Registry of Deeds.

      38.   Applicable Law.   This Agreement  shall be governed by the laws of
the State of North Carolina.

      39. Limitation of Liability. It is expressly understood and agreed, anything contained herein to the contrary notwithstanding, but not in limitation of express rights of Seller hereunder, that except as to rights available to Purchaser at law or in equity after Closing, each and all other representations, warranties, covenants, undertakings, indemnities and agreements made by Seller hereunder or under any of the documents executed and delivered by Seller at Closing are not made for the purpose of or with the intention of binding General Investment & Development Co. or any of the partners, members, shareholders, officers, directors, employees, trustees, beneficiaries or agents of the Seller, but are made and attended solely for the purpose of binding (and shall be enforceable against), Seller after the Closing and that no personal liability or personal responsibility is assumed by or at any time be asserted against General Investment & Development Co. or any of the respective partners, members, shareholders, officers, directors, employees, trustees, beneficiaries or agents of Seller on account of any representation, warranty, covenant, undertaking, indemnity or agreement of Seller, either expressed or implied, all such personal liability or responsibility, if any, being expressly waived and released by Purchaser and any and all persons claiming by, through or under Purchaser.

      40. Right to Audit. Seller shall have the right to audit the books and records of the Purchaser.

      41. Purchaser has or will immediately remove and destroy any and all promotional or advertising materials or disclosure reports to HUD or any state including displays which reference either Longleaf Associates Limited Partnership, General Investment & Development Co. or affiliates of either.

      IN WITNESS WHEREOF, the parties have caused this instrument to be executed in their official capacities, the day and year first above written.

LONGLEAF ASSOCIATES LIMITED PARTNERSHIP (SEAL)

      By:   LONGLEAF INVESTORS CORPORATION, General Partner



      By: _________________________________________

      Title:____________________


------------------------------------------------------------------------------


COMMONWEALTH OF MASSACHUSETTS, __________________ COUNTY

      I, Notary Public of the County and State aforesaid, certify that _________________ personally came before me this day and acknowledged that
____he is the ______President of Longleaf Investors Corporation, General Partner of Longleaf Associates Limited Partnership, and that he, as ________ President, being authorized to do so, executed the foregoing on behalf of the corporation.
      Witness my hand and official stamp or seal, this ____ day of _____________December, 2000.

My commission expires: _________     _______________________________
                                                Notary Public

CMC HEARTLAND PARTNERS VII, LLC (SEAL)
By:   CMC HEARTLAND PARTNERS, Sole Member   (SEAL)



      By: _________________________________________
            ______________________, Vice President



------------------------------------------------------------------------------


STATE OF NORTH CAROLINA, COUNTY OF MOORE

     I, a Notary Public of the County and State aforesaid,  certify that Richard
P. Brandstatter, Vice President of CMC Heartland Partners, a Delaware general partnership, the sole member of CMC Heartland Partners VII, LLC, a Delaware limited liability company, who is personally known to me to be the same person whose name is subscribed to the foregoing instrument as such officer of CMC Heartland Partners, appeared before me this day in person and acknowledged that he signed and delivered said instrument as his own free and voluntary act and as the free and voluntary act of CMC Heartland Partners, the sole member and manager of CMC Heartland Partners VII, LLC, for the use and purposes there in set forth.

       Witness my hand and official stamp or seal, this _____ day of _______________, 2000.

My commission expires:
                                                _____________________________